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EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statements of PRI Automation, Inc. on Form S-8 (File Numbers 33-90702, 33-90726, 33-90732, 333-3408, 333-25217, 333-41067, 333-45063 and 333-74141)
and Form S-3 (File Numbers 333-69721, 333-64519 and 333-42167), of our report dated November 15, 1999 on our audits of the consolidated financial statements and financial statement schedule of PRI Automation, Inc. as of September 30, 1999 and 1998, and for each of the three years in the period ended September 30, 1999, which report is included in the Company's 1999 Annual Report on Form 10-K.

                         /s/ PricewaterhouseCoopers LLP
                           PRICEWATERHOUSECOOPERS LLP


Boston, Massachusetts
December 20, 1999